Exhibit 107
CALCULATION OF FILING FEE TABLE
424(b)(5)
(Form Type)

Jefferies Financial Group Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt[1]	Debt Securities	457(r)	$971,805,000.00	99.741%	$969,288,025.05	0.0001381	$133,858.68
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$969,288,025.05		$133,858.68
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$133,858.68

Offering Note

1
Fee per Rule 457 (r). Amounts are calculated in accordance with Rule 457(o) and Rule 457(r) under the Securities Act of 1933, as amended, based upon a Euro-to-U.S. dollar exchange rate of EUR1 to $1.1433 as of July 7, 2026, as reported by the European Central Bank.

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $969,288,025.05. The prospectus is a final prospectus for the related offering. Fee per Rule 457(r).